Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

BIOXCEL THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

BioXcel Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.         The name of the corporation is BioXcel Therapeutics, Inc. (the “Corporation”). The Corporation was incorporated under the name BioXcel Therapeutics, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on March 29, 2017, as amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on March 7, 2018, as amended by the Certificates of Amendment to the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on June 14, 2021, June 10, 2024 and February 6, 2025 (as so amended, the “Prior Certificate”).

2.         Article FIRST of the Prior Certificate is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the Corporation is BX Liquidation, Inc. (the “Corporation”).”

3.         The foregoing amendment was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242(a)(1) and 242(d)(1)(A) of the DGCL. No meeting or vote of the stockholders of the Corporation was required to adopt the foregoing amendment.

4.         This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on [_____], 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this [__] day of [____], 2026.

BIOXCEL THERAPEUTICS, INC.

By:	/s/ Samir Saleem
Name: Samir Saleem
Title: President and Chief Restructuring Officer